August 11, 2008

Ms. Toby Mannheimer

[home address]

Dear Toby:

Technitrol, Inc. (“Technitrol” or the “Company”) is pleased to offer you employment on the following terms and conditions:

POSITION

You will serve as Vice President, Human Resources for Technitrol, Inc.. You will report to me. As such, you will be responsible for establishing and achieving our global human resource objectives.

COMPENSATION

This full-time regular position provides an annual base compensation of $265,000 paid in accordance with Technitrol’s compensation practices, currently paid bi-weekly.

INCENTIVES

You will be eligible to participate in Technitrol’s Short-Term Incentive Plan (“STIP”), a cash plan based on achievement of personal objectives agreed upon with the CEO, and attainment of the Company’s targeted net operating profit, earnings per share and economic profit (a form of return on employment capital). The plan has semi-annual performance periods. At target, you will have a bonus potential of 40% of annual base compensation. The STIP may be modified by Technitrol at any time, at its sole discretion, and is not earned until paid.

You will also be eligible to participate in Technitrol’s Restricted Stock Plan (“RSP”). This plan provides long-term equity incentives which time vest over rolling three-year periods. The plan generally also provides for a Company gross-up of federal taxes, all in accordance with the provisions of the plan. Upon commencement of your employment, you will receive an RSP grant of 3,000 shares of Technitrol, Inc. common stock. Upon

August 11, 2008

the first anniversary of your employment, you will receive an additional grant of 3,000 shares.

TERMINATION

If your employment is terminated without Cause or if you terminate your employment for Good Reason (“Cause” and “Good Reason” are defined below) within the first 12 months of employment, then your RSP grants will vest in full immediately upon such termination. In addition you will receive 15 months of your base salary in effect at the date of termination.

“Cause” means any of the following: (a) the occurrence of gross negligence or willful misconduct which is materially injurious to Technitrol and which, if susceptible of cure, is not cured within thirty (30) days after notice to you which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors of Technitrol concludes in good faith that such event does not render you unable to effectively perform your duties as Vice President, Human Resources, or materially and adversely affect Technitrol’s reputation or ongoing business activities; or (c) misappropriation of Technitrol’s funds or other dishonesty which in the good faith opinion of the Board of Directors of Technitrol, renders you unable to effectively manage Technitrol or materially and adversely affects Technitrol’s reputation or ongoing business activities.

“Good Reason” means:

a)	a material change in your authority, duties or responsibilities

b)	the failure of Technitrol to act in good faith with respect to this Offer Letter or its failure to perform its material obligations under this
Offer Letter which have not been cured within twenty (20) days after written notice from you setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity, or

c)	any actual reduction in your annual base salary (for purposes of this
Offer Letter a failure to raise your base salary in any period shall not be considered to be a reduction in your base salary) or

d)	Technitrol requiring you to be based at any office or location which is located more than 25 miles further from your current residence than Trevose, PA, or

e)	Failure to be included in any benefit plan in which all other senior Technitrol similarly situated executives participate.

August 11, 2008

You will continue to report to me as long as I am CEO of the Company. When I leave the CEO position, your reporting relationship may or may not change. If your reporting relationship changes, it does not constitute Good Reason.

OTHER BENEFITS

You will be entitled to participate in and receive the benefits of fringe benefit programs as are from time to time provided by the Company, subject to your meeting or satisfying the eligibility requirements, waiting periods and other standards therefor. As a Vice President of Technitrol, you are eligible for four weeks of vacation. You will be eligible to enroll in Technitrol’s medical, dental, life insurance coverage and flexible spending programs on your date of employment. You will be eligible to participate in the 401K plan effective the 1st of the following month. Our 401K plan matches your contribution of $1.00 for $1.00 up to a maximum of 4% of gross base salary. You are required to participate in the plan unless you affirmatively opt out of it.

You will also participate in Technitrol’s defined benefit pension plan. For as long as you participate in the STIP, you will also be eligible to participate in Technitrol’s SERP, again all in accordance with the provisions of these plans.

Of course, all of the foregoing plans exist at the pleasure of Technitrol’s Board of Directors and may be amended, modified or terminated at any time.

EMPLOYMENT AT WILL

Your employment with Technitrol will be EMPLOYMENT AT WILL. This means that should you for any reason become dissatisfied and desire to terminate the relationship, you will be free to do so. Technitrol too, will have the freedom to end the relationship at any time, with or without notice, for any reason or no reason at all and with no obligations to you, other than as required by applicable law and as provided in this Offer Letter. We believe that success and productivity occur only when both parties in the relationship are completely satisfied with it and that if either party is dissatisfied that party should have the freedom to change.

MISCELLANEOUS

Our offer to employ you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States in accordance with the Federal Immigration and Control Act of 1986. If you fail to submit this proof within three (3) days of your hire date, federal law prohibits us from hiring you. This offer is also contingent on successful completion of a background investigation and reference check.

August 11, 2008

By signing this letter, you affirm that you do not have any agreement or understanding with any prior employer which would prevent you in any way from being employed by Technitrol or any of its subsidiaries or that would in any way interfere with or adversely affect your ability to discharge your duties to Technitrol or its subsidiaries.

This Offer Letter constitutes the complete terms and conditions of our offer of employment and supersedes any prior representation, agreement or understanding with respect to the subject matter herein. The terms set forth in this Offer Letter may not be modified, except in writing signed by an authorized representative of Technitrol, which expressly states the intention of Technitrol to modify the terms of this Offer Letter.

Our offer will remain open until Friday, August 15, 2008. If you accept the terms of this offer of employment, please sign below and return the original copy of this letter to me. On a personal note, I think you will be a great addition to a dynamic team in a very exciting business. I hope that you decide to join us.

If you wish to discuss this, you can reach me at xxx-xxx-xxxx. In my absence, you may also speak with Drew by reaching him at xxx-xxx-xxxx.

Sincerely,
/s/ James M. Papada, III James M. Papada, III Chairman and Chief Executive Officer

JMP:g

cc: Drew Moyer

Darren Romano

Accepted by: /s/ Toby Mannheimer	Date: 8/13/08
Toby Mannheimer